Exhibit 11.1
                                                               ------------

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                        Nine months ended           Three months ended
                                           September 30                September 30
                                        2004          2003          2004          2003
                                     ------------------------    ------------------------

Net income                           $2,286,804    $1,625,681    $1,076,457    $  749,993
                                     ==========    ==========    ==========    ==========

Average shares outstanding            4,038,499     3,963,167     4,058,086     3,976,557
                                     ==========    ==========    ==========    ==========

Basic earnings per share             $     0.57    $     0.41    $     0.27    $     0.19
                                     ==========    ==========    ==========    ==========


Average shares outstanding            4,038,499     3,963,167     4,038,499     3,963,167

Net effect dilutive stock options        47,196        31,344        43,137        46,247
                                     ----------    ----------    ----------    ----------

Adjusted shares outstanding           4,086,415     3,994,511     4,101,223     4,022,804
                                     ==========    ==========    ==========    ==========

Diluted earnings per share           $     0.56    $     0.41    $     0.26    $     0.19
                                     ==========    ==========    ==========    ==========


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